Exhibit 99.1

DATE:	July 18, 2008

CONTACT:	Alan W. Dakey President & CEO Mid Penn Bancorp, Inc. 349 Union Street Millersburg, PA 17061 (717) 692-2133

MID PENN BANCORP, INC. REPORTS SECOND QUARTER EARNINGS

(Millersburg, PA) – Mid Penn Bancorp, Inc. (“Mid Penn”) (AMEX: MBP) today reported second quarter earnings of $1,060,000, including per share earnings of $0.30. Earnings for the second quarter of 2007 were $1,179,000 and $0.34 per share. Net income and earnings per share for the first six months of 2008 were $2,233,000 and $0.64 compared to $2,263,000 and $0.65 in the first half of 2007. The modest decrease in earnings resulted from a declining net interest margin, driven by the spreading weakness in the general economy. Mid Penn has also been selectively adding talented employees and enhancing its technological infrastructure to better cope with the changing financial landscape and to continue to offer its customers the tools to meet these challenges.

Banks continue to receive bad publicity in the media while the reality is that most community banks did not participate in sub-prime lending. Mid Penn did not originate sub-prime loans and has not experienced the challenges that have accompanied this form of lending.

Total assets at the end of the second quarter of 2008 were approximately $541 million, versus $492 million the prior year, an increase of 9.9%. Total loans of $401 million increased by $37 million or 10.1% at June 30, 2008, compared to the prior year, while total deposits as of the same date increased $30 million or 7.8% over the prior year. Average earning assets have also shown strong growth, increasing 9.1% to $505 million from June 30, 2007. During the second quarter of 2008, Mid Penn recorded a net loan recovery of $1,000 as compared to $157,000 of net chargeoffs during the same period in 2007. Net chargeoffs for the first six months of 2008 were $22,000 compared to $127,000 in the first half of 2007.

“We remain encouraged by the results achieved by Mid Penn, even in the face of the economic uncertainties we are facing,” commented Alan W. Dakey, President and Chief Executive Officer. “Our growth remains strong, and we remain vigilant in examining the quality of our loan portfolio during these challenging times, even though we had not engaged in any of the sub-prime lending that has plagued many larger financial institutions. This strong growth coupled with the investments we are making in people and technology will position us for a successful 140th anniversary celebration and into the future.”

Celebrating its 140th year of serving the community, Mid Penn Bank has been an independently owned community bank since 1868, and is committed to remaining a progressive, independent community bank offering a full line of business, personal and trust services.

Mid Penn Bancorp, Inc., through its subsidiary, Mid Penn Bank, operates 15 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit Mid Penn’s website at www.midpennbank.com and view the Investor Relations page where comprehensive investor information is available concerning Mid Penn Bancorp, Inc.

This press release contains “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Mid Penn’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Mid Penn undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events, or otherwise.

MID PENN BANCORP, INC.

Selected Financial Information

(Dollars in thousands, except per share data) (1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Consolidated Summary of Operations:
Interest income	$7,786	$7,780	$15,863	$15,485
Interest expense	3,639	3,766	7,515	7,493

Net interest income	4,147	4,014	8,348	7,992
Provision for loan losses	155	125	255	200

Net interest income after provision for loan losses	3,992	3,889	8,093	7,792

Non-interest income:
Trust department income	68	75	135	156
Service charges on deposits	437	365	845	732
Investment securities gains (losses), net	—	—	—	—
Income on bank-owned life insurance	65	66	127	135
Mortgage banking activities income	42	21	81	21
Gain on sale of other real estate	—	—	—	—
Other income	289	330	606	650

Total non-interest income	901	857	1,794	1,694

Non-interest expenses:
Salaries and employee benefits	1,794	1,601	3,611	3,324
Occupancy expense, net	239	222	528	438
Equipment expense	203	200	426	418
Pennsylvania Bank Shares tax expense	92	82	184	163
ATM/Debit card expenses	70	62	111	109
Professional fees	156	128	296	240
Director fees and benefits	90	100	168	193
Advertising expense	103	142	182	226
Computer software license and maintenance	111	85	249	234
Stationery and supplies	55	55	127	117
Other operating expenses	560	513	1,035	1,019

Total non-interest expenses	3,473	3,190	6,917	6,481

Income before income taxes	1,420	1,556	2,970	3,005
Income taxes	360	377	737	742

Net income	$1,060	$1,179	$2,233	$2,263

Consolidated Per Share Data:
Earnings per share	$0.30	$0.34	$0.64	$0.65
Book value at end of period	$11.64	$11.59

Allowance for loan losses to nonperforming assets	87%	209%
Net loan chargeoffs (recoveries)	$(1)	$157	$22	$127
Net interest margin (FTE)	3.47%	3.53%	3.54%	3.68%
Efficiency ratio (2)	66.39%	62.68%	65.01%	60.05%
Return on average assets	0.80%	0.96%	0.85%	0.93%
Return on average stockholders’ equity	10.47%	12.24%	11.10%	11.83%

MID PENN BANCORP, INC.

Selected Financial Information

(Dollars in thousands, except per share data) (1)

Consolidated Balance Sheet Data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Average total loans	$392,795	$361,233	$388,462	$360,143
Average earning assets	504,741	462,652	499,199	463,120
Average assets	533,967	491,308	528,578	490,872
Average deposits	402,234	375,598	399,454	373,490
Average Stockholders’ equity	40,736	38,649	40,472	38,566
Average diluted shares outstanding	3,484,073	3,496,680	3,486,449	3,502,667

	June 30, 2008	December 31, 2007	June 30, 2007	6/30/2008 vs. 6/30/2007 % Change
Assets	$540,699	$509,757	$492,160	9.9%
Total loans, net of unearned income	401,110	377,128	364,150	10.1%
Deposits	402,550	372,817	373,361	7.8%
Stockholders’ equity	40,518	40,444	38,999	3.9%
Common shares outstanding	3,479,780	3,489,634	3,494,442	-0.4%

(1)	Per share data reflects stock dividends.
(2)	The efficiency ratio does not include net securities transactions.